Classification:

Confidential
Status:

Final

EQUINOR ASA POLICY FOR THE

RECOVERY OF ERRONEOUSLY AWARDED

INCENTIVE-BASED COMPENSATION FROM
EXECUTIVE OFFICERS
I. BACKGROUND

Equinor ASA (the “Company”) has adopted this

policy (this “Policy”) to provide for

the
recovery or “clawback” of certain Incentive-Based

Compensation in the event of a Restatement
(each, as defined below). This Policy is

intended to comply with, and will be interpreted

to be
consistent with, the requirements of Section

303A.14 of the New York Stock Exchange (“NYSE”)
Listed Company Manual
(the “Listing Standard”). This Policy

will be administered by the
Company’s Board of Directors (the “Board”), whose

determinations will be final, binding and
conclusive.
II. STATEMENT

OF POLICY

The Company shall recover reasonably

promptly the amount of erroneously awarded
Incentive-Based Compensation in the event

that the Company is required to prepare an
accounting restatement due to the material

noncompliance of the Company with any

financial
reporting requirement under applicable securities

laws, including any required accounting
restatement to correct an error in previously

issued financial statements that is material

to the
previously issued financial statements, or

that would result in a material misstatement

if the error
were corrected in the current period or left

uncorrected in the current period (a

“Restatement”).

The Company shall recover erroneously

awarded Incentive-Based Compensation

in
compliance with this Policy except to the

extent provided under the section entitled “V.
Exceptions” herein.
III. SCOPE OF POLICY
A. Covered Persons and Recovery Period.

This Policy applies to all Incentive-Based
Compensation received by a person:

●

after beginning service as an Executive

Officer,
●

who served as an Executive Officer at any time during

the performance period for that
Incentive-Based Compensation,
●

while the Company has a class of securities

listed on NYSE, and
●

during the three completed fiscal years

immediately preceding the date that the

Company
is required to prepare a Restatement (the

“Recovery Period”).

Notwithstanding this look-back requirement,

this Policy shall only apply to Incentive-
Based Compensation received on or after

October 2, 2023 (the effective date of the

Listing
Standard).

For purposes of this Policy, Incentive-Based Compensation shall be deemed

“received”
in the Company’s fiscal period during which the

Financial Reporting Measure (as defined herein)

Classification:

Confidential
Status:

Final

specified in the Incentive-Based Compensation

award is attained, even if the payment

or grant of
the Incentive-Based Compensation occurs after

the end of that period.
B.
Transition Period.

In addition to the Recovery Period, this Policy

applies to any
transition period (that results from a change

in the Company’s fiscal year) within or immediately
following the Recovery Period (a “Transition Period”),

provided that a Transition Period between
the last day of the Company’s previous fiscal year

end and the first day of the Company’s new
fiscal year that comprises a period of nine

to 12 months will be deemed a completed

fiscal year.

For clarity, the Company’s obligation to recover erroneously awarded Incentive-Based
Compensation under this Policy is not dependent

on if or when a Restatement is filed.
C.
Determining Recovery Period.

For purposes of determining the relevant Recovery
Period, the date that the Company is required

to prepare the Restatement is the earlier

to occur
of:
●

the date the Board, a committee of the

Board, or the officer or officers of the Company
authorized to take such action if Board action

is not required, concludes, or reasonably
should have concluded, that the Company is

required to prepare a Restatement,

and
●

the date a court, regulator, or other legally authorized body directs the Company to
prepare a Restatement.
IV. AMOUNT SUBJECT TO RECOVERY

A.
Recoverable Amount.

The amount of Incentive-Based Compensation

subject to
recovery under this Policy is the amount

of Incentive-Based Compensation received that
exceeds the amount of Incentive-Based

Compensation that otherwise would

have been received
had it been determined based on the restated

amounts, computed without regard

to any taxes
paid.

B.
Covered Compensation Based on the

Company’s Common Share Price or TSR.

For Incentive-Based Compensation based

on the price of the Company’s common shares

or total
shareholder return (“TSR”), where the amount

of erroneously awarded Incentive-Based
Compensation is not subject to mathematical

recalculation directly from the information

in a
Restatement, the recoverable amount

shall be based on a reasonable estimate

of the effect of
the Restatement on the share price or TSR upon

which the Incentive-Based Compensation

was
received.

In such event, the Company shall maintain

documentation of the determination of that
reasonable estimate and provide such documentation

to the NYSE.
V. EXCEPTIONS

The Company shall recover erroneously

awarded Incentive-Based Compensation

in
compliance with this Policy except to the

extent that the conditions set out below

are met and the
Board has made a determination that recovery

would be impracticable:

A.
Direct Expense Exceeds Recoverable

Amount.

The direct expense paid to a third
party to assist in enforcing this Policy would

exceed the amount to be recovered;

provided,
however, that before concluding it would be impracticable to recover any amount of erroneously
awarded Incentive-Based Compensation based

on the anticipated expense of enforcement,

the
Company shall make a reasonable attempt

to recover such erroneously awarded Incentive-
Based Compensation, document such reasonable

attempt(s) to recover, and provide that
documentation to the NYSE.

Classification:

Confidential
Status:

Final

B.
Violation of Home Country Law.

Recovery would violate applicable Norwegian

law
where that law was adopted prior to November

28, 2022; provided, however, that before
concluding it would be impracticable to recover

any amount of erroneously awarded Incentive-
Based Compensation based on violation

of Norwegian law, the Company shall obtain an opinion
of Norwegian counsel, acceptable to the NYSE,

that recovery would result in such a violation,
and shall provide such opinion to NYSE.

C.
Recovery from Certain Tax-Qualified Retirement Plans
.

Recovery would likely
cause an otherwise tax-qualified retirement

plan, under which benefits are broadly available

to
employees of the Company, to fail to meet the requirements of 26 U.S.C.

401(a)(13) or 26 U.S.C.
411(a) and regulations thereunder.
VI. PROHIBITION AGAINST INDEMNIFICATION

The Company shall not indemnify any

Executive Officer or former Executive Officer
against the loss of erroneously awarded Incentive-Based

Compensation.
VII. DISCLOSURE

The Company shall file all disclosures with

respect to recoveries under this Policy

in
accordance with the requirements of all

the U.S. federal securities laws, including

the disclosure
required to be included in applicable Securities

and Exchange Commission (“SEC”)

filings.
VIII. DEFINITIONS
Unless the context otherwise requires, the

following definitions apply for purposes of

this
Policy:

“Executive Officer” means
the Company’s president, principal financial officer, principal accounting officer (which may be the same individual

as principal financial officer, but if there is
no such accounting officer, the controller), any vice-president of the Company in charge of a
principal business unit, division, or function

(such as sales, administration, or finance),

any other
officer who performs a policy-making function, or

any other person who performs similar
policymaking functions for the Company. Executive officers of the Company’s subsidiaries are
deemed Executive Officers of the Company if they

perform such policy making functions for

the
Company. Policy-making function is not intended to include policymaking functions that are not
significant. Identification of an Executive Officer for

purposes of this Policy will include at a
minimum executive officers identified pursuant

to 17 CFR 229.401(b).

“Financial Reporting Measures” means

any of the following: (i) measures that are
determined and presented in accordance with

the accounting principles used in preparing

the
Company’s financial statements, and any measures

that are derived wholly or in part from such
measures, (ii) stock price and (iii) TSR.

A Financial Reporting Measure need

not be presented
within the Company’s financial statements or included

in a filing with the SEC.

“Incentive-Based Compensation”
means any compensation that is granted,

earned, or
vested based wholly or in part upon the attainment

of a Financial Reporting Measure.
IX. AMENDMENT; TERMINATION
.

Classification:

Confidential
Status:

Final

The Board may amend this Policy from time

to time and may terminate this Policy at any
time, in each case in its sole discretion.
X.

EFFECTIVENESS; OTHER RECOUPMENT

RIGHTS
This Policy shall be effective as of December 1,

2023. Any right of recoupment under this
Policy is in addition to, and not in lieu of,

any other remedies or rights of recoupment

that may be
available to the Company and its subsidiaries

and affiliates under applicable law or pursuant to
the terms of any similar policy or similar

provision in any employment agreement,

equity award
agreement or similar agreement.